February 18, 2004

To the Audit Committee of the
Huntington Funds:
Gentlemen:
In planning and performing our audit of the financial statements of the Huntington Funds - Huntington Money Market Fund, Huntington Ohio Municipal Money Market Fund, Huntington Florida Tax-Free Money Fund, Huntington U.S. Treasury Money Market Fund, Huntington Growth Fund, Huntington Income Equity Fund, Huntington Rotating Markets Fund, Huntington Dividend Capture Fund, Huntington International Equity Fund, Huntington Mid Corp America Fund, Huntington New Economy Fund, Huntington Situs Small Cap Fund, Huntington Mortgage Securities Fund, Huntington Ohio Tax-Free Fund, Huntington Michigan Tax-Free Fund, Huntington Fixed Income Fund, Huntington Intermediate Government Income Securities Fund, and Huntington Short/Intermediate Fixed Income Securities Fund for the periods ended December 31, 2003, we considered internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.
The management of the Huntington Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any internal control, error or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will prove to be adequate in the future as changes take place in the organization.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of management, the Audit Committee of the Huntington Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
Very truly yours,
KPMG LLP
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